EXHIBIT A

As consideration for the Adviser’s services to each of the Funds listed below, the Adviser shall receive from each Fund a fee of the following annual percentages of the Fund’s average daily net assets during the month.

Claymore Exchange-Traded Funds Trust 2 (as of September 28, 2016)

Ticker	Fund Name	Annual Management Fee (as a % of average daily net assets)	Operating Expense Limit (as a % of average daily net assets)
CGW	Guggenheim S&P Global Water Index ETF	0.50%	0.65%
CQQQ	Guggenheim China Technology ETF	0.70%	None
CUT	Guggenheim MSCI Global Timber ETF	0.50%	0.65%
ENY	Guggenheim Canadian Energy Income ETF	0.50%	0.65%
FRN	Guggenheim Frontier Markets ETF	0.50%	0.65%
HAO	Guggenheim China Small Cap ETF	0.55%	0.70%
HGI	Guggenheim International Multi-Asset Income ETF	0.50%	0.65%
SEA	Guggenheim Shipping ETF	0.65%	None
TAN	Guggenheim Solar ETF	0.50%	0.65%
TAO	Guggenheim China Real Estate ETF	0.50%	0.65%
YAO	Guggenheim China All-Cap ETF	0.70%	None
GHII	Guggenheim S&P High Income Infrastructure ETF	0.70%	None
GTO	Guggenheim Total Return Bond ETF	0.50%	None
OVLC	Guggenheim U.S. Large Cap Optimized Volatility ETF	0.30%	None